FOR IMMEDIATE RELEASE

Contacts:

Ron Farnsworth	Drew Anderson
EVP/Chief Financial Officer	SVP/Chief Administrative Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4192
ronfarnsworth@umpquabank.com	drewanderson@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES APPROVAL OF NEW SHARE REPURCHASE PLAN

PORTLAND, Ore. – July 21, 2021 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) today announced that its Board of Directors has approved a new share repurchase program (the “Program”) which authorizes the Company to repurchase up to $400 million of common stock over the next twelve months. The Program replaces and supersedes the previously approved share repurchase program which was scheduled to expire on July 31, 2021.

Under the new stock repurchase program, the Company may repurchase shares of common stock from time to time in open market transactions, accelerated share repurchases, or in privately negotiated transactions as permitted under applicable rules and regulations. Repurchases may be conducted and may be suspended or terminated at any time without notice. The extent to which the Company repurchases its shares of common stock and the timing of such purchases will depend upon market conditions, the Company’s and Umpqua Bank’s capital position, and other considerations as may be considered in the Company’s sole discretion. The Company and Umpqua Bank have received all necessary bank holding company and bank regulatory approvals for the Program. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements, and we undertake no obligation to update any such statements. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In this press release we make forward-looking statements about the potential repurchase of shares of our common stock, and the timing and method of such repurchases. Risks that could cause results to differ from forward-looking statements we make are set forth in our filings with the SEC and include, without limitation current and future economic and market conditions.

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